Exhibit 10.94

Amendment #1 to Employment Agreement
To Comply with the Provisions of Section 409A of the Internal Revenue Code

Michael Morhaime

This Amendment #1 to Employment Agreement (this “Amendment #1”) is entered into as of December 15, 2008, by and between Michael Morhaime (“Employee”) and Activision Blizzard, Inc. (“Employer”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of December 1, 2007 (the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                 Disability.  The Employment Agreement is hereby amended to delete the second and third sentences of Section 4(e) and replace them with the following two sentences to read as follows:  You will be deemed to have a “Disability” if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, you have received income replacement benefits under the terms of any Company accident and health plan providing income replacement benefits for a period of not less than six months. Your Base Salary shall continue until the earliest of (i) such termination or (ii) your death or (iii) the last day of the then current Term of this Agreement and will (under each of the foregoing clauses) be reduced by other Company provided disability benefits paid to and received by you.

Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms and provisions of this Amendment #1 shall in all events control.

AGREED AND ACCEPTED:

Employee:		Employer:

Activision Blizzard, Inc.

/s/ Michael Morhaime		By:	/s/ George L. Rose

Michael Morhaime		Name:	George L. Rose
Date:	11/24/08	Title:	Chief Legal Officer
		Date:	12/12/08